Exhibit 99.1

N E W S B U L L E T I N FROM:	RE:	Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW
FOR FURTHER INFORMATION AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (916) 939-7285

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES RESULTS

FOR FIRST QUARTER FISCAL 2011

•    First Quarter Revenue Increased 11% to $155 Million

•    First Quarter Adjusted EBITDA of $18 Million

•    $68 Million of Cash at Quarter End

•    Reaffirms 2011 Guidance

SOUTH JORDAN, UTAH, February 1, 2011 (NYSE: HW) HEADWATERS INCORPORATED, a diversified building products company dedicated to improving sustainability by transforming underutilized resources into valuable products, today announced results for its December 31, 2010 quarter, the first quarter of fiscal 2011.

First Quarter Fiscal 2011 Summary

The Company’s first quarter 2011 revenue of $154.7 million increased 11% compared to $139.6 million for the quarter ended December 31, 2009, representing the third consecutive quarter of year-over-year revenue growth.

Adjusted EBITDA in the December 2010 quarter was $17.9 million, a 23% increase from $14.6 million in the December 2009 quarter. The operating loss in the December 2010 quarter was $(2.5) million, compared to $(6.3) million in the December 2009 quarter. Primarily as a result of a change in the recognition of tax benefits, the net loss in the December 2010 quarter was $(20.7) million, or $(0.34) per diluted share, compared to a net loss of $(13.9) million, or $(0.23) per diluted share in 2009. If tax benefits were recognized on the same basis in the

December 2010 quarter as they were in December 2009, the net loss in the December 2010 quarter would have been $(10.2) million, or $(0.17) per diluted share, a $0.06 or 26% improvement in earnings per share compared to 2009.

First Quarter Fiscal 2011 Highlights

•	Revenue increased 11% to $155 million

•	Gross profit increased $3.4 million to $32.8 million

•	Adjusted EBITDA increased $3.3 million to $17.9 million

•	Revenues and Adjusted EBITDA increased in both the Heavy Construction Materials and Energy segments

•	Headwaters’ regional block category showed the first quarterly increase in 7 quarters

•	Retired $10.0 million of Headwaters’ 16% convertible subordinated notes

•	Amended asset based loan credit facility, reduced borrowing rate and relaxed certain debt covenants

•	Neste Oil confirmed it will use HCAT technology on an on-going basis

CEO Commentary

“Headwaters had a solid first quarter and 2011 is off to a good start,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters. “Relative to last year’s first quarter, both our Heavy Construction Materials and Energy segments showed material increases in revenue and operating margins. Our Light Building Products’ revenue declined slightly, primarily due to a difficult comparison with last year’s first quarter which benefitted from Federal government home buyer incentives. However, we did see a rebound in our regional block category, which is positive given the 21% decline in that business last year. Light Building Products’ first quarter margins were slightly lower than expected due to the impact of higher oil prices on raw materials, transportation, and packaging.

“While the first half of the year is our seasonally slowest period, based on our first quarter results and current business trends, we believe we are on track to meet our fiscal year 2011 Adjusted EBITDA target of $85.0 to $100.0 million. Our core building products businesses are positioned to benefit from the gradual recovery of the residential construction market and infrastructure spending. When spending in these sectors returns to more normalized levels, we expect to see solid profit growth as we benefit from the operating leverage we have built into the business,” concluded Mr. Benson.

December 2010 Quarter Business Segment Performance

Business Segment	Revenue	Adjusted EBITDA	Adjusted EBITDA Margin
Light Building Products	$69.7 million	$6.6 million	9.5%
Heavy Construction Materials	$63.2 million	$11.8 million	18.7%
Energy Technology	$21.8 million	$3.3 million	15.1%

Outlook

“Headwaters’ revenue and Adjusted EBITDA performance continues to be very seasonal, with approximately 25% - 30% of Adjusted EBITDA generated in the first half of the year, and 70% - 75% in the second half,” said Don P. Newman, Headwaters’ Chief Financial Officer. “Although we were negatively impacted by a soft quarter for our Light Building Products segment, our overall performance was consistent with plan and our 2011 guidance. We remain focused on driving revenue growth in our core building products businesses, optimizing our energy business, prudently managing expenses and capitalizing on opportunities to further improve our balance sheet,” concluded Mr. Newman.

Light Building Products Segment

Headwaters’ light building products segment is a national brand leader in innovative building products through superior design, manufacturing and channel distribution. We brand and bring to market a wide variety of building products, including vinyl siding accessories and manufactured architectural stone.

Revenues from Headwaters’ light building products segment in the December 2010 quarter decreased approximately $1.5 million, or 2%, to $69.7 million, compared to the December 2009 quarter. The decrease was primarily the result of lower sales from our manufactured architectural stone and siding accessory categories, where sales fell $2.5 million in the quarter. Sales in our regional concrete block category stabilized after significant declines in fiscal 2010, and increased by approximately $1.0 million compared to the December 2009 quarter. The increase in sales in block was the first quarterly increase in seven quarters. Gross margins decreased to 23% in the December 2010 quarter from 26% in the December 2009 quarter primarily because of the impact of decreased revenue on fixed cost coverage and increased raw material costs in siding accessories. Operating margins were negative (3)% compared to 2% in 2009. Adjusted EBITDA decreased from $10.9 million in December 2009 to $6.6 million in December 2010. The decrease in Adjusted EBITDA margin was primarily the result of decreased sales, increased raw material costs, and a one-time benefit from the sale of assets that was included in the 2009 quarter.

Heavy Construction Materials Segment

Headwaters Resources is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

Revenues from the heavy construction materials segment in the December 2010 quarter were $63.2 million, an increase of $7.3 million, or 13%, from the December 2009 quarter. The revenue increase was due to both higher product and service revenues in 2010. Gross profit was $14.9 million in the December 2010 quarter, compared to $12.5 million in 2009, and operating income was $7.8 million in fiscal 2010 compared to $5.8 million in 2009. Margins increased primarily due to the significant increase in revenues and continued cost control. Adjusted EBITDA also increased from $9.4 million in December 2009 to $11.8 million in December 2010.

The comment period on the EPA’s two alternative proposals to regulate coal combustion residuals ended on November 19, 2010. During the comment period the EPA conducted eight hearings in different locations and over 400,000 comments were submitted. Given the substantial number of comments, it may require one to two years to finalize a proposed rule, but EPA officials have not indicated a final time frame.

Energy Technology Segment

Headwaters Energy Services adds value to coal while helping to protect the environment by upgrading waste coal into a marketable product, converting coal into liquid fuels, and utilizing waste heat from a coal-fired power plant in the production of ethanol.

Revenues from coal sales in the December 2010 quarter were $18.3 million, compared to $8.8 million in the December 2009 quarter and $16.9 million in the September 2010 quarter. Headwaters sold 452,000 tons of coal in the December 2010 quarter, compared to 253,000 tons in the December 2009 quarter. Average revenue per ton sold in the December 2010 quarter was $39 compared to $34 in the December 2009 quarter. Headwaters is currently operating 8 of its 11 coal cleaning facilities. Although quarterly revenue is impacted by the timing of large coal shipments, the metallurgical coal markets have improved and should continue to provide increases in the sales price per ton.

The operating loss in Headwaters’ energy segment was $(2.8) million in the December 2010 quarter compared to $(6.0) million in December 2009. Adjusted EBITDA increased from negative $(1.9) million in December 2009 to $3.3 million in December 2010. The December 2009 quarter included revenue and Adjusted EBITDA of $1.3 million related to Headwaters’ interest in its South Korean Hydrogen Peroxide Facility (which was sold in August 2010) and revenue from the sale of RINS ethanol credits which ended in the September 2010 quarter.

Headwaters’ proprietary HCAT® Hydrocracking Technology successfully completed an additional 90 day evaluation period at the Neste Oil Porvoo Refinery in Finland. The extended evaluation period confirmed previous work that the highly active molecular catalyst can improve the performance of existing ebullated bed upgrading units. Process enhancements reported by Neste Oil include the ability to achieve higher residue conversion and less fouling of downstream equipment. Headwaters received notice that Neste Oil confirmed its intent to use the HCAT technology on an on-going commercial basis.

Outlook for Effective Tax Rate

In fiscal 2011, Headwaters does not anticipate recognizing income tax benefits attributable to its pre-tax operating loss and tax credits, compared to fiscal year 2010 when tax benefits were recognized. In the December 2010 quarter, Headwaters recorded income tax expense, primarily attributable to state income taxes, even though there was a pre-tax loss of $19.1 million. The estimated effective income tax rate for fiscal 2011 is currently expected to be approximately negative (5)%, due primarily to the combination of not recognizing benefit for expected pre-tax losses and tax credits, but recognizing state income taxes in certain state jurisdictions where we expect to generate taxable income.

Discussion of EBITDA

Headwaters has historically defined EBITDA as net income plus net interest expense, income taxes (excluding income tax credits generated), depreciation and amortization, stock-based compensation, foreign currency translation gain or loss and goodwill or other impairments. Any additional adjustments to EBITDA are detailed in the table that follows. EBITDA and Adjusted EBITDA are used by management to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA are also used by investors to measure a company’s ability to service its debt and meet its other cash needs. The EBITDA and Adjusted EBITDA calculations as reflected in the following tables are consistent with the definitions Headwaters has used historically and with the definitions management intends on using in future periods when measuring operating performance.

Management believes EBITDA and Adjusted EBITDA are helpful in highlighting trends, because EBITDA excludes certain results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, tax jurisdictions, and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than by using GAAP results alone.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measure derived in accordance with GAAP or as a measure of our liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA and Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because the definition of EBITDA varies among companies and industries, our definition of EBITDA may not be comparable to other similarly-titled measures used by other companies.

Headwaters’ calculations of EBITDA, Adjusted EBITDA and trailing twelve months (TTM) EBITDA are reflected in the following tables.

Adjusted EBITDA – Consolidated

(in millions)	Quarter Ended
	12/31/2009	12/31/2010
Net income (loss)	$(13.9)	$(20.7)
Net interest expense	17.4	17.0
Income taxes, as defined	(7.0)	4.4
Depreciation, amortization, and stock-based compensation	15.5	16.2
Foreign currency translation gain	(0.7)	0.0
Non-recurring banking fees	3.3	0.0
Officer severance	0.0	1.0

Adjusted EBITDA	$14.6	$17.9

Adjusted EBITDA by segment
Light building products	$10.9	$6.6
Heavy construction materials	9.4	11.8
Energy technology	(1.9)	3.3
Corporate	(3.8)	(3.8)

Adjusted EBITDA	$14.6	$17.9

Adjusted EBITDA – Light Building Products Segment

(in millions)	Quarter Ended
	12/31/2009	12/31/2010
Operating income (loss)	$1.4	$(2.2)
Other income (expense)	1.2	0.0
Depreciation, amortization, and stock-based compensation	8.3	8.8

Adjusted EBITDA	$10.9	$6.6

Adjusted EBITDA – Heavy Construction Materials Segment

(in millions)	Quarter Ended
	12/31/2009	12/31/2010
Operating income	$5.8	$7.8
Other income (expense)	0.0	0.4
Depreciation, amortization, and stock-based compensation	3.6	3.6

Adjusted EBITDA	$9.4	$11.8

Adjusted EBITDA – Energy Technology Segment

(in millions)	Quarter Ended
	12/31/2009	12/31/2010
Operating income (loss)	$(6.0)	$(2.8)
Depreciation, amortization, and stock-based compensation	3.2	3.2
Foreign currency translation gain	(0.7)	0.0
Income tax credits generated	1.6	2.9

Adjusted EBITDA	$(1.9)	$3.3

TTM Adjusted EBITDA – Consolidated

(in millions)	Twelve Months Ended
	9/30/2009	9/30/2010	12/31/2010
Net income (loss)	$(425.7)	$(49.5)	$(56.3)
Net interest expense	46.1	71.6	71.2
Income taxes, as defined	(82.0)	(28.2)	(16.8)
Depreciation, amortization, and stock-based compensation	71.7	65.4	66.1
Foreign currency translation gain	(1.7)	(2.9)	(2.1)
Goodwill impairment	465.7	0.0	0.0
Additional book gain on convertible debt exchange	2.0	0.0	0.0
Non-recurring banking fees	0.0	3.3	0.0
Litigation settlement	0.0	1.6	1.6
Asset impairments	0.0	38.0	38.0
Gain on sale of South Korean joint venture	0.0	(3.9)	(3.9)
Officer severance	0.0	0.0	1.0

TTM Adjusted EBITDA	$76.1	$95.4	$98.8

TTM Adjusted EBITDA by Segment

Light building products	$45.6	$52.3	$48.0
Heavy construction materials	60.4	51.4	53.9
Energy technology	(16.0)	6.6	11.8
Corporate	(13.9)	(14.9)	(14.9)

TTM Adjusted EBITDA	$76.1	$95.4	$98.8

Liquidity and Long-term Debt

The components of our long-term debt as of December 31, 2010, are shown in the following table:

(in millions)	Amount Outstanding	Interest Rate	Maturity or Put Date
Senior secured notes, net of discount	$325.9	11.375%	November 2014
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 2.75%	November 2013
Convertible senior subordinated notes, net of discounts	8.8 102.5 25.0	16% 2.5% 14.75%	June 2012 February 2014 February 2014

Total	$462.2

We had approximately $68.0 million of cash on hand at December 31, 2010 and total liquidity in excess of $116.0 million. Other than the 2012 put date associated with our 16% debt, we have no debt maturities until 2014. Headwaters repaid $10.0 million of its 16% convertible senior subordinated notes during the December 2010 quarter, which reduced the amount of debt that could be put to Headwaters in 2012 to $9.2 million.

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through February 8, 2011, by dialing 1-800- 642-1687 or 706-645-9291 and entering the pass code 38475243.

About Headwaters Incorporated

Headwaters Incorporated’s vision is to improve sustainability by transforming underutilized resources into valuable products. Headwaters is a diversified growth company providing products, technologies and services to the heavy construction materials, light building products, and energy technology industries. Through its coal combustion products, building products, and energy businesses, the Company earns a revenue stream that helps to provide the capital to fund growth of existing and new business opportunities.

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the production and marketing of cleaned coal, the licensing of residue hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “forecasts,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2010, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

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HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended December 31,
	2009	2010
Revenue:
Light building products	$71,231	$69,709
Heavy construction materials	55,875	63,215
Energy technology	12,540	21,777

Total revenue	139,646	154,701
Cost of revenue:
Light building products	52,638	53,849
Heavy construction materials	43,393	48,352
Energy technology	14,230	19,685

Total cost of revenue	110,261	121,886

Gross profit	29,385	32,815
Operating expenses:
Amortization	5,611	5,547
Research and development	1,915	1,945
Selling, general and administrative	28,187	27,776

Total operating expenses	35,713	35,268

Operating loss	(6,328)	(2,453)
Net interest expense	(17,420)	(16,994)
Other income (expense), net	1,280	320

Loss before income taxes	(22,468)	(19,127)
Income tax benefit (provision)	8,570	(1,560)

Net loss	$(13,898)	$(20,687)

Basic loss per share	$(0.23)	$(0.34)

Diluted loss per share	$(0.23)	$(0.34)

Weighted average shares outstanding — basic	59,899	60,326

Weighted average shares outstanding — diluted	59,899	60,326

Operating income (loss) by segment:
Light building products	$1,408	$(2,248)
Heavy construction materials	5,840	7,830
Energy technology	(6,034)	(2,757)
Corporate	(7,542)	(5,278)

Total	$(6,328)	$(2,453)

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30, 2010	December 31, 2010
Assets:
Current assets:
Cash and cash equivalents	$90,984	$67,998
Trade receivables, net	92,279	70,582
Inventories	40,848	40,145
Other	21,156	22,624

Total current assets	245,267	201,349

Property, plant and equipment, net	268,650	263,628
Intangible assets, net	183,371	180,082
Goodwill	115,999	115,999
Other assets	75,687	77,326

Total assets	$888,974	$838,384

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$15,412	$13,854
Accrued liabilities	82,892	60,736

Total current liabilities	98,304	74,590
Long-term debt	469,875	462,194
Income taxes	23,820	23,410
Other long-term liabilities	15,034	15,533

Total liabilities	607,033	575,727

Stockholders’ equity:
Common stock - par value	60	61
Capital in excess of par value	633,171	634,466
Retained earnings (accumulated deficit)	(350,940)	(371,627)
Other	(350)	(243)

Total stockholders’ equity	281,941	262,657

Total liabilities and stockholders’ equity	$888,974	$838,384